Exhibit 99.1

Atlas Financial Holdings Announces 2017 First Quarter Financial Results
Company to Hold Conference Call on Tuesday, May 9, 2017 at 8:30 a.m. ET
First Quarter 2017 Financial Performance Summary (comparisons to First Quarter 2016 unless noted):

•	Gross premium written increased by 53.8% to $98.5 million

•	In-force premium as of March 31, 2017 increased 16.0% to $255.8 million compared to $220.6 million

•	Total revenue for the three month period ended March 31, 2017 increased by 16.5% to $49.8 million

•
Underwriting income for the first quarter 2017 was $6.3 million compared to $6.5 million; underwriting income for the three month period ended March 31, 2016 included a $402,000 recovery of expenses pursuant to the contingent adjustments of the Gateway stock purchase agreement, without which underwriting income would have been $6.1 million.

•	The combined ratio for the first quarter 2017 was 86.9% compared to 84.4%; adjusting for the Gateway stock purchase agreement related benefit first quarter 2016 combined ratio would have been 85.4%

•	Net income for the first quarter 2017 was $4.9 million, or $0.40 per common share diluted, compared to
$4.8 million, or $0.38 per common share diluted, representing a $0.02 or 5.3% increase from first quarter 2016

•	Book value per common share on March 31, 2017 was $10.99, compared to $10.54 as of December 31, 2016 and $10.73 as of March 31, 2016

•	Annualized return on equity (“ROE”) was 14.9% in the first quarter 2017 compared to 14.5% in the prior year period

Chicago, Illinois (May 8, 2017) - Atlas Financial Holdings, Inc. (NASDAQ: AFH) (“Atlas” or the “Company”)
today reported its financial results for the first quarter ended March 31, 2017.

Exhibit 99.1

Management Comments
Scott D. Wollney, Atlas’ President and CEO, stated, “Our focus on bottom line execution resulted in a combined ratio of 86.9% in the first quarter, which was indicative of our commitment to generating an above average underwriting profit in a highly-specialized market. We once again grew in a meaningful way with incremental price by leveraging our expertise and strong value proposition. As anticipated, the Company continued to see marginally lesser reduction in traditional taxi business while still experiencing strong growth in the limousine/livery and para-transit markets. We are cautiously optimistic about our niche and incremental opportunities in the light commercial auto segment generally. The competitive environment remains favorable and early indicators of increased profitable growth continue in our niche. More specifically, Atlas is benefiting from a continued trend of more properly licensed, owner-operator drivers that fit our predictive analytics based underwriting criteria in the expanding specialty markets on which we focus.”

Financial and Operational Review
Premium Written: For the three month period ended March 31, 2017, gross premium written was $98.5 million compared to $64.0 million for the three month period ended March 31, 2016, representing a 53.8% increase. Approximately one-half of this marginal increase was due to New York transportation network company (“TNC”) related livery business with the balance resulting from continued growth in both its limousine/livery and para-transit business nationwide.
Geographic Distribution: The Company is licensed in 49 states and the District of Columbia. Atlas actively writes its core business in 42 of these states plus the District of Columbia. Compared to the three month period ended March 31, 2016, Atlas experienced growth in gross premium written in its core business in 24 states for the three month period ended March 31, 2017. In 7 of those 24 states, Atlas experienced quarter over quarter growth of greater than 100% due to a continuing positive response from both new and existing agents to Atlas’ value proposition and the current market environment. The largest increases resulted from New York limousine business, the utilization of an assumption reinsurance agreement to write business in certain states for business which A.M. Best ‘A’ rated paper is required and the continued organic growth in its limousine/livery and para-transit business.
Combined Ratio: Atlas’ combined ratio increased for the three month period ended March 31, 2017 to 86.9%, compared to 84.4% in the prior year period. The first quarter 2016 combined ratio included $402,000 of favorable expense reduction related to post closing adjustments from the Gateway acquisition; excluding these adjustments, the combined ratio would have been 85.4%.

•
Loss Ratio: The loss ratio relating to claims incurred for the three month period ended March 31, 2017 was 60.5%, compared to 59.7% for the three month period ended March 31, 2016. The loss ratio increased year over year primarily due to the Company’s previously announced review of underwriting profitability by product and state and is within the expected range indicated in the prior quarter’s earnings release. The Company continues to see incremental opportunities to build on decades of experience in the claims area coupled with underwriting opportunities to increase expected margin in subsequent quarters. As previously announced, the

Exhibit 99.1

Company is also utilizing predictive analytics in the claim area, in addition to using it as an underwriting tool, to further leverage the data, experience and expertise within its organization. On a year over year basis, the Company expects its loss ratio to continue to generally trend in a positive direction based on prior year and potential future pricing, underwriting and claims activities. To achieve this, Atlas utilizes data and experience accumulated over its operating subsidiaries’ many years spent focusing on niche target markets to model potential risk and deliver value in terms of claims and other areas of support.

•	Underwriting Expense Ratio: The underwriting expense ratio for the three month period ended March 31, 2017 was 26.4% compared to 24.7% for the three month period ended March 31, 2016.
The table below details the comparisons of each component of the Company’s combined ratio for the periods indicated (after accounting for the effect of quota share reinsurance):

	Three Month Periods Ended
	March 31, 2017	March 31, 2016
Loss Ratio	60.5%	59.7%
Underwriting Expense Ratio:
Acquisition cost ratio	10.5%	9.7%
Other underwriting expense ratio	15.2%	15.0%
Underwriting expense ratio before expenses related to stock purchase agreements and share-based compensation expenses	25.7%	24.7%
Expenses recovered related to stock purchase agreement ratio	—%	(1.0)%
Share-based compensation expense ratio	0.7%	1.0%
Underwriting expense ratio	26.4%	24.7%
Total combined ratio	86.9%	84.4%
Atlas’ underwriting expense ratio for the three month period ended March 31, 2017, excluding the impact of share-based compensation expenses and expenses related to stock purchase agreements, was 25.7% and continues to fall within the Company’s annual target range of 24.5% to 26.5%. While this ratio can vary quarter to quarter, on a full year basis, based on the Company’s current anticipated year over year growth trend, underwriting expenses are expected to be within, and on the high end, of this range.
As the Company continues the use of quota share reinsurance, and potentially changes the percentage of ceded premiums under its contract, the impact on the individual ratios of acquisition cost and other underwriting expense will vary. On a pro-forma basis, as if there was no quota share reinsurance in place, the components of the underwriting expense ratio for the periods indicated would have been as follows:

	Three Month Periods Ended
	March 31, 2017	March 31, 2016
Acquisition costs	13.7%	13.8%
Other insurance general and administrative expenses	13.3%	12.6%
Expenses recovered related to stock purchase agreements	—%	(0.8)%
Share-based compensation expense	0.6%	0.8%

Exhibit 99.1

Underwriting Results: Underwriting profit decreased to $6.3 million for the three month period ended March 31, 2017, compared to $6.5 million in the same period of the prior year, representing a 2.3% decrease.
Net Income before Taxes: Net income before taxes increased to $7.5 million for the three month period ended March 31, 2017, compared to $7.3 million in the same period of the prior year, representing a 2.9% increase.
Income Taxes: Atlas recognized tax expense of $2.6 million for the three month period ended March 31, 2017 compared to tax expense of $2.4 million in the same period of the prior year.
Net Income: Atlas reported net income of $4.9 million for the three month period ended March 31, 2017, compared to $4.8 million for the three month period ended March 31, 2016.
Earnings per share (“EPS”): Atlas generated $0.40 per common share diluted for the three month period ended March 31, 2017. This compares to $0.38 per common share diluted as reported for the three month period ended March 31, 2016.
Share Count: The following chart illustrates Atlas’ potential dilutive common shares for the three month periods ended March 31, 2017 and 2016:

	Three Month Periods Ended
	March 31, 2017	March 31, 2016
Weighted average common shares outstanding	12,045,519	12,045,519
Dilutive potential ordinary shares:
Dilutive stock options	155,049	182,541
Dilutive shares upon preferred share conversion	—	522,397
Dilutive average common shares outstanding	12,200,568	12,750,457

Balance Sheet/Investment Overview
Book Value: Book value per common share was $10.99 based on 12,045,519 common shares outstanding as of March 31, 2017, compared to $10.54 based on 12,045,519 common shares outstanding as of December 31, 2016. Book value per common share of $10.99 increased by $0.45 relative to December 31, 2016 as follows:
$0.40    increase related to net income after tax and before items indicated below;
$0.01    increase related to the change in net realized investment gains after tax;
$0.01    increase related to the change in unrealized gains/losses after tax; and
$0.03    increase related to share-based compensation.
$0.45    total increase from December 31, 2016 book value per common share

Cash and Invested Assets: Cash and invested assets as of March 31, 2017 totaled $226.6 million as compared to $224.8 million as of December 31, 2016.

Exhibit 99.1

Investment Strategy: Atlas aligns its securities portfolio to support the liabilities and operating cash needs of its insurance subsidiaries, to preserve capital and to generate investment returns. Atlas invests predominantly in fixed income securities with overall maturities that correlate with the payout patterns of Atlas’ claims liabilities and other liquidity needs. As of March 31, 2017, the average life on the Company’s portfolio was 4.2 years with a duration of 3.5 years. The Company’s investment allocations will be regularly reviewed based on market conditions with a continued emphasis on capital preservation to support growth in its operating business.
Investment Income / Yield: Atlas generated net investment income of $1.1 million and $653,000 for the quarters ended March 31, 2017 and 2016, as well as $134,000 and $239,000 of realized gains, respectively. The gross annualized investment yield on the Company’s fixed-income securities was 2.2% and 2.1% for the quarters ended March 31, 2017 and 2016, respectively. The gross annualized investment yield on the Company’s cash and cash equivalents was 0.2% and 0.1% for the quarters ended March 31, 2017 and 2016, respectively. The increase in investment income from the prior year period was primarily the result of higher returns on equity method investments and interest income on collateral loans, partially offset by lower interest income on the Company’s fixed income securities portfolio.

Outlook for 2017
Mr. Wollney concluded, “We continue to closely monitor loss development in all areas of our book of business and have a high degree of confidence in our results. Michigan policies currently represent less than 2% of our written premium for the first quarter and based on incremental pricing actions, we continue to anticipate less than 1% of our written premium being in the state in 2017. Further, we continued to utilize targeted analytics coupled with our best in class claim handling procedures that are specifically designed for our specialty niche, which we feel will lead to better and less volatile loss ratios over time. We also believe that our heritage, deep repository of data, expertise and use of analytics and telematics coupled with our hyper-focused industry commitment will provide a decided competitive advantage allowing Atlas to grow while properly pricing its products at levels that will generate above average returns on deployed capital across a wide geographic base. We are proud of our team for successfully navigating the changing conditions observed across the public auto market recently. Over the last few weeks the Company also announced a share-buyback plan and completed a debt financing of $25.0 million. Some of these funds were used to replace the variable rate credit facility that had been in place and was subsequently terminated. Remaining funds are expected to be utilized in connection with potential stock buy backs and future growth. We are committed to always being a good steward of capital and have properly positioned Atlas with multiple financial levers to access ensuring that we are well-positioned for 2017 based on current market conditions.”

Exhibit 99.1

Conference Call Details
Date/Time:            Tuesday, May 9, 2017 - 8:30 a.m. ET
Participant Dial-In Numbers:
(United States):            877-423-9817
(International):            201-493-6770
To access the call, please dial-in approximately five minutes before the start time and, when asked, provide the operator with passcode “Atlas”.
An accompanying slide presentation will be available in .pdf format on the investor relations page of the Company’s website after issuance of the earnings release.

Webcast
The call will also be simultaneously webcast over the Internet via the “Investor Relations” section of Atlas’ website at www.atlas-fin.com/investorrelations or by clicking on the conference call link: http://atlas-fin.equisolvewebcast.com/q1-2017. Audio and a transcript of the call will be archived on the Company’s website.
Annual Investor Day
The Company will host its Annual Investor Day at 222 Merchandise Mart Plaza (Suite 900), Chicago, Illinois on Tuesday, May 16, 2017 immediately following its Annual General Meeting, which will begin at 11:00 am Central Time. The Investor Day will focus on a range of topics that include industry trends, innovative technology partnerships and the growing use of analytics in the commercial automobile insurance industry. The Investor Day will allow management to provide attendees with a strategic overview and outlook for the remainder of 2017 and beyond. A panel of subject matter experts will also participate in the discussion, providing an in-depth perspective on the industry and areas that are vital to Atlas’ business. Atlas’ Directors will be on-site for the meeting as well.
Interested Parties for Atlas’ Investor Day
Individuals interested in attending can contact Adam Prior of The Equity Group Inc. at aprior@equityny.com or by calling (212) 836-9606.
Investor Day Presentation
While the investor day and Annual General Meeting will not be webcast, the presentation portion of the day will be archived on the Company’s website and available via the “Investor Relations” section of Atlas’ website at www.atlas-fin.com/investorrelations.

Exhibit 99.1

About Atlas
The primary business of Atlas is commercial automobile insurance in the United States, with a niche market orientation and focus on insurance for the “light” commercial automobile sector including taxi cabs, non-emergency para-transit, limousine/livery (including certain transportation network company drivers) and business auto. The business of Atlas is carried on through its subsidiaries American Country Insurance Company, American Service Insurance Company, Inc., Gateway Insurance Company, Global Liberty Insurance Company of New York, Anchor Group Management, Inc., Plainview Premium Finance Company, Inc., and Plainview Premium Finance Company of California, Inc. Atlas’ insurance subsidiaries have decades of experience with a commitment to always being an industry leader in these specialized areas of insurance.
For more information about Atlas, please visit www.atlas-fin.com.

Financial Information
Atlas’ financial statements reflect consolidated results of Atlas’ subsidiaries: American Insurance Acquisition Inc., American Country Insurance Company, American Service Insurance Company, Inc., Gateway Insurance Company, Global Liberty Insurance Company of New York, Anchor Holdings Group, Inc., Anchor Group Management, Inc., Plainview Premium Finance Company, Inc., and Plainview Premium Finance Company of California, Inc. Additional information about Atlas, including a copy of Atlas’ 2016 Annual Report on Form 10-K financial statements and Management Discussion & Analysis, can be accessed via the U.S. Securities and Exchange Commission internet site at www.sec.gov or through Atlas’ website at http://www.atlas-fin.com/InvestorRelations/FinancialReports.aspx.

Forward-Looking Statements:
This release includes forward-looking statements regarding Atlas and its insurance subsidiaries and businesses. Such statements are based on the current expectations of the management of each entity. The words “anticipate”, “expect”, “believe”, “may”, “should”, “estimate”, “project”, “outlook”, “forecast” or similar words are used to identify such forward looking information. The forward-looking events and circumstances discussed in this release may not occur and could differ materially as a result of known and unknown risk factors and uncertainties affecting the Companies, including risks regarding the insurance industry, economic factors and the equity markets generally and the risk factors discussed in the “Risk Factors” section of the Company’s 2016 Annual Report on Form 10-K. No forward-looking statement can be guaranteed. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and Atlas and its subsidiaries undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Exhibit 99.1

Contact Information:
At the Company                                Investor Relations
Atlas Financial Holdings, Inc.                         The Equity Group Inc.
Scott Wollney, CEO                            Adam Prior, Senior Vice President
Phone: 847-700-8600                                   212-836-9606
swollney@atlas-fin.com                            aprior@equityny.com
www.atlas-fin.com                            www.theequitygroup.com

###

Exhibit 99.1

ATLAS FINANCIAL HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
($ in ‘000s, except for share and per share data)

	Three Month Periods Ended
Condensed Consolidated Statements of Income	March 31, 2017 (unaudited)	March 31, 2016 (unaudited)
Net premiums earned	$48,426	$41,753
Net investment income	1,143	653
Net realized investment gains	134	239
Other income	114	102
Total revenue	49,817	42,747
Net claims incurred	29,300	24,940
Acquisition costs	5,096	4,053
Other underwriting expenses	7,591	6,571
Amortization of intangible assets	97	97
Interest expense	268	233
Expenses recovered pursuant to stock purchase agreement	—	(402)
Total expenses	42,352	35,492
Income from operations before income tax expense	7,465	7,255
Income tax expense	2,613	2,444
Net income	4,852	4,811
Less: Preferred share dividends	—	83
Net income attributable to common shareholders	$4,852	$4,728

Basic weighted average common shares outstanding	12,045,519	12,045,519
Earnings per common share, basic	$0.40	$0.39
Diluted weighted average common shares outstanding	12,200,568	12,750,457
Earnings per common share, diluted	$0.40	$0.38

Condensed Consolidated Statements of Comprehensive Income

Net income	$4,852	$4,811

Other comprehensive income (loss):
Changes in net unrealized investment gains	349	2,905
Reclassification to net income	(89)	(40)
Effect of income tax	(91)	(1,003)
Other comprehensive income	169	1,862
Total comprehensive income	$5,021	$6,673

Exhibit 99.1

ATLAS FINANCIAL HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
($ in ‘000s, except for share and per share data)

	March 31, 2017 (unaudited)	December 31, 2016
Assets
Investments, available for sale
Fixed income securities, at fair value (amortized cost $154,778 and $157,451)	$154,179	$156,487
Equity securities, at fair value (cost $4,233 and $5,598)	4,754	6,223
Other investments	32,268	32,181
Total Investments	191,201	194,891
Cash and cash equivalents	35,378	29,888
Accrued investment income	1,440	1,228
Premiums receivable (net of allowance of $2,543 and $2,366)	107,845	77,386
Reinsurance recoverables on amounts paid	7,429	7,786
Reinsurance recoverables on amounts unpaid	33,223	35,370
Prepaid reinsurance premiums	14,639	13,372
Deferred policy acquisition costs	18,758	13,222
Deferred tax asset, net	18,196	18,498
Goodwill	2,726	2,726
Intangible assets, net	4,438	4,535
Property and equipment, net	11,610	11,770
Other assets	11,466	12,905
Total Assets	$458,349	$423,577

Liabilities
Claims liabilities	$127,971	$139,004
Unearned premiums	151,645	113,171
Due to reinsurers	9,486	8,369
Notes payable, net	19,203	19,187
Other liabilities and accrued expenses	17,361	16,504
Total Liabilities	$325,666	$296,235

Shareholders’ Equity
Preferred shares, $0.001 par value, 100,000,000 shares authorized, shares issued and outstanding: March 31, 2017 and December 31, 2016 - 0. Liquidation value $1.00 per share	$—	$—
Ordinary voting common shares, $0.003 par value, 266,666,667 shares authorized, shares issued and outstanding: March 31, 2017 - 11,902,512 and December 31, 2016 - 11,895,104	36	36
Restricted voting common shares, $0.003 par value, 33,333,334 shares authorized, shares issued and outstanding: March 31, 2017 and December 31, 2016 - 128,191	—	—
Additional paid-in capital	199,564	199,244
Retained deficit	(66,866)	(71,718)
Accumulated other comprehensive loss, net of tax	(51)	(220)
Total Shareholders’ Equity	132,683	127,342
Total Liabilities and Shareholders’ Equity	$458,349	$423,577

Exhibit 99.1

Use of Non-U.S. GAAP Financial Measurements
Atlas uses these non-GAAP financial measures in order to present its financial condition and results of operations in the way it believes will be most meaningful and representative of its business results. The non-GAAP financial measures that Atlas presents may not be comparable to similarly-named measures reported by other companies.
Adjusted operating income, before tax includes both underwriting income and loss and net investment income, but excludes net realized capital gains and losses, legal and professional expense incurred related to business combinations, interest expense, net impairment charges recognized in earnings and other items. Underwriting income is derived by reducing net premiums earned by losses and loss adjustment expenses incurred, policy acquisition costs and general operating expenses.
Reconciliation of U.S. GAAP Net Income to Adjusted Operating Income, Before Tax ($ in ‘000s, except per share data)

	Three Month Periods Ended
	March 31, 2017		March 31, 2016
Net income	$4,852	$0.40	$4,811	$0.38
Add: income tax expense	2,613	0.21	2,444	0.19
Add: expenses recovered pursuant to stock purchase agreement	—	—	(402)	(0.03)
Add: interest expense	268	0.02	233	0.02
Less: net realized investment gains	134	0.01	239	0.02
Less: other income	114	0.01	102	0.01
Adjusted operating income, before tax	$7,485	$0.61	$6,745	$0.53
After-tax return on average common equity is derived by subtracting preferred share dividends accrued from net income and dividing by average common equity. Common equity is total shareholders’ equity less preferred shares and cumulative preferred share dividends accrued. Average common equity is the average of common equity at the beginning and the ending of the reporting period.

Reconciliation of U.S. GAAP Shareholders’ Equity to Common Equity ($ in ‘000s)
As of:	March 31, 2017	December 31, 2016	March 31, 2016	December 31, 2015
Total shareholders’ equity	$132,683	$127,342	$136,341	$129,622
Less: preferred shares	—	—	(6,539)	(6,941)
Less: accrued dividends on preferred shares	(333)	(333)	(543)	(460)
Total common equity	$132,350	$127,009	$129,259	$122,221

Exhibit 99.1

Reconciliation of U.S. GAAP Return on Equity to Return on Common Equity ($ in ‘000s)

	Three Month Periods Ended
	March 31, 2017	March 31, 2016
Net income	$4,852	$4,811
Average equity	130,012	132,981
Return on equity	14.9%	14.5%

Net income	$4,852	$4,811
Preferred share dividends accrued	—	(83)
Net income attributable to common shareholders	$4,852	$4,728
Average common equity	129,679	125,739
Return on average common equity	15.0%	15.0%